Exhibit 99.1

PEMSTAR Reports Fiscal Fourth Quarter and

Full Year 2006 Results

Achieves Q4 Revenue of $196.2 Million; EPS of $0.04 Exceeds Guidance; Gross Margin Expands

to 7.3% (10.1% Excluding Turnkey Business)

ROCHESTER, Minn. Thursday, May 18, 2006 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2006 fourth quarter and full year ended March 31, 2006.

Revenue for the three months ended March 31, 2006 increased to $196.2 million, compared to $145.5 million in the same quarter a year ago. The increase included approximately $55.5 million of additional revenue resulting from the full turnkey operation with a wireless handset customer, which was in the Company’s prior guidance. Revenue for the three months ended March 31, 2006 compared to the fiscal 2005 comparable quarter, included increases led by the company’s computing, storage, industrial and development engineering businesses, offset by declines in sales of the communications (when adjusted for turnkey sales) and medical businesses. Revenue for the fiscal year ended March 31, 2006 increased to $871.0 million, as compared with $659.7 million for the fiscal year ended March 31, 2005, driven primarily by turnkey sales.

Net income for the fiscal 2006 fourth quarter ended March 31, 2006 was $1.9 million or $0.04 per share, compared to a net loss of $(12.3) million or $(0.27) per share in the same quarter a year ago. Net loss for the full year ended March 31, 2006 was $(28.2) million or $(0.62) per share, compared to net loss of $(33.7) million or $(0.75) per share for the full year ended March 31, 2005. Loss from continuing operations for fiscal year 2006 includes restructuring and impairment charges totaling $10.5 million or $(0.23) per share. The prior year loss from continuing operations includes restructuring and impairment charges totaling $5.0 million or $(0.11) per share.

Roy Bauer, PEMSTAR’s President and COO stated, “This was another encouraging quarter for PEMSTAR as our profit continues to improve, reflecting strength in our core business segments combined with the benefits of right sized and refocused structure. We accomplished a great deal during Fiscal 2006. We have shifted our focus and resources from managing the restructuring effort to supporting growth initiatives and ongoing operational improvements. Our ability to design and produce highly complex and configurable products has differentiated PEMSTAR with our key customers and has been an integral aspect of our turnaround.”

Greg Lea, PEMSTAR’s Executive Vice President and CFO commented, “This was another solid quarter for PEMSTAR. Our continued focus on our cost structure, combined with our growing top-line allowed us to achieve positive adjusted EBITDA performance for three straight quarters. We are improving our margins and constantly trying to drive down the cost to our customers by leveraging our global footprint. Importantly, although our gross margin in the fourth quarter of fiscal 2006 was 7.3%, our adjusted gross margin, excluding turnkey business, expanded to 10.1%. While our turnkey business in China has been profitable and significant to our business, our future focus is on maximizing the more profitable growth opportunities across PEMSTAR. We are reviewing strategic alternatives and partnerships for this China location.”

Business Update

During the fourth quarter of fiscal 2006, sales to the industrial sector accounted for 38.3% of net sales; computing and data storage was 23.0% of net sales; communications was 37.5% of net sales; and medical was 1.2% of net sales. Excluding incremental turnkey revenue, the respective percentages are 53.4%, 32.0%, 12.9% and 1.7%.

Accounts receivable at March 31, 2006 was $121.1 million with days sales outstanding (DSO) of 56 compared with $148.2 million in accounts receivable with DSO of 53 at December 31, 2005. Net inventories of $54.5 million as of March 31, 2006 with a turn rate of 13.3 times, compared with $65.7 million at December 31, 2005 and a turn rate of 14.5 times. PEMSTAR’s cash cycle was 40 days compared to the December quarter’s level of 30 days. The unrestricted cash balance at March 31, 2006, was $17.9 million, compared to $21.5 million at

December 31, 2005. Liquidity, defined as worldwide unrestricted cash plus available domestic borrowing, was $33.3 million, as of March 31, 2006, compared to $40.8 million at December 31, 2005. Please note that the full turnkey transaction change in PEMSTAR’s Tianjin facility materially affected these statistical points given the increases in sales, accounts receivable and accounts payable.

Debt as of March 31, 2006, was $100.1 million, compared to $102.3 million as of December 31, 2005. Debt is calculated as debt plus capital leases, including current maturities in both cases.

Al Berning, Chairman and CEO of PEMSTAR stated, “Our revenue and margins for the fiscal 2006 fourth quarter are the strongest they have been in over three years. We set out with a turnaround plan and have successfully completed it. Our current business momentum with existing and new customers, along with our improved profitability, underscore the company’s strength. We continue to narrow our focus on a core set of customers and market segments where we have differentiated value and provide strong performance. In the fourth quarter we launched over 25 new projects with existing customers and added projects with nine new customers.”

Berning continued, “Some of the areas of our business that have been particularly strong during the last quarter compared to sequential preceding quarters include our industrial equipment, particularly semi-conductor capital equipment and military/aerospace businesses. In the fourth quarter, we successfully launched production of General Dynamics’ Land Warrior program. Also, during the quarter we continued launching new projects with 3M, Boston Scientific, Fluke, Given Imaging, Hitachi Global Storage Technologies, Honeywell and IBM, among others. We are focused on profitable top-line growth by continuing to partner with the right customers and projects for our specialized services. We will continue to control expenditure levels, better utilize existing capacity and drive productivity improvements. We enter fiscal 2007 in a strong position. We are headed in the right direction with the right business strategy.”

Fiscal 2007 First-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the traditionally softer fiscal first quarter ending June 30, 2006 of $200 million to $220 million, including planned, seasonally softer, turnkey revenue in China, with net income of $0.03 to $0.07 per share. As is the company’s practice, this guidance excludes reserves to adjust capacity to market conditions and customer demands, along with further restructuring or unusual charges.

Use of Non-GAAP Measures

From time to time management uses financial measures which do not reflect “generally accepted accounting principles” (GAAP) in analyzing PEMSTAR’s operating performance, and believes that these non-GAAP measures may assist investors in analyzing the underlying trends in PEMSTAR’s business over time. Investors should consider any non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, PEMSTAR has reported a non-GAAP measure for the fiscal quarters ended September 30, 2005, December 31, 2005 and March 31, 2006, called “Adjusted EBITDA”, which represents earnings before certain restructuring charges as well as interest, taxes, depreciation and amortization. Management uses the adjusted EBITDA measure in its internal analysis and review of operational performance, monitoring compliance with debt agreement covenants and for providing guidance to investors. Also in this press release, PEMSTAR has reported a non-GAAP measure for the fiscal quarter ended March 31, 2006 called “Adjusted gross margin excluding turnkey business”, which represents gross margin adjusted to exclude the equivalent sales revenue and material cost value associated with the decision of a significant wireless handset customer to require PEMSTAR to purchase and resell content from that customer in the delivery of product to it. A third non-GAAP measure is included for the fiscal quarter ended March 31, 2006 discloses the percentage of sales to the main industries served with total sales and sales to the communications sector reduced by the same amount used to calculate adjusted gross margin excluding turnkey business. Management believes that these adjusted measures provide investors with useful information in comparing PEMSTAR’s performance over different periods, particularly when comparing this period to periods in which PEMSTAR did not incur some or all of the charges and adjustments described above. By using these non-GAAP measures management believes that investors get a better picture of the performance of PEMSTAR’s underlying business. Management encourages investors to review PEMSTAR’s net income (loss) and gross margin prepared in accordance with GAAP to understand its performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on PEMSTAR’s financial results. A reconciliation of the non-GAAP measures used in this release to their closest GAAP counterparts are included in tables appearing at the end of this release.

Investor Conference Call / Webcast Details

PEMSTAR will host a live Webcast to review fiscal 2006 fourth-quarter results today, Thursday, May 18, at 4:00 p.m. CT (5:00 p.m. ET). To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the fourth quarter and full year results conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21288268. The telephone replay will be available beginning at 6:00 p.m. CT (7:00 p.m. ET) on Thursday, May 18, through 6:00 p.m. CT (7:00 p.m. ET) on Saturday, May 20.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 10 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, Mr. Bauer and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and PEMSTAR’s quarterly reports filed on form 10-Q filed with the SEC.

Contacts:

Greg S. Lea PEMSTAR Inc. Executive Vice President & Chief Financial Officer Phone: 507-292-6941 Email: greg.lea@pemstar.com	David Pasquale The Ruth Group Executive Vice President Phone: 646-536-7006 Email: dpasquale@theruthgroup.com

Pemstar Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2006	2005	2006	2005
Net sales	$196,216	$145,501	$871,018	$659,651
Cost of goods sold	181,976	139,119	828,970	616,241

Gross profit	14,240	6,382	42,048	43,410

Selling, general and administrative expenses	9,873	14,715	43,786	56,892
Restructuring and impairment charges	(26)	47	10,462	4,956

Operating income (loss)	4,393	(8,380)	(12,200)	(18,438)

Other expense (income) – net	1,014	31	47	(738)
Interest expense	2,370	2,166	9,587	8,162

Income (loss) before income taxes	1,009	(10,577)	(21,834)	(25,862)

Income tax benefit	(435)	(914)	(965)	(1,825)

Income (loss) from continuing operations	1,444	(9,663)	(20,869)	(24,037)
Income (loss) from discontinued operations	469	(2,650)	(7,284)	(9,700)

Net income (loss)	$1,913	$(12,313)	$(28,153)	$(33,737)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.03	$(0.21)	$(0.46)	$(0.53)
Income (loss) from discontinued operations	0.01	(0.06)	(0.16)	(0.22)

Net income (loss)	$0.04	$(0.27)	$(0.62)	$(0.75)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.03	$(0.21)	$(0.46)	$(0.53)
Income (loss) from discontinued operations	0.01	(0.06)	(0.16)	(0.22)

Net income (loss)	$0.04	$(0.27)	$(0.62)	$(0.75)

Shares used in computing income (loss) per common share:
Basic	45,217	45,173	45,212	45,154
Diluted	47,948	45,173	45,212	45,154

Pemstar Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2006	March 31, 2005
Assets
Current assets:
Cash and equivalents	$17,903	$25,883
Accounts receivable, net	121,107	98,759
Recoverable income taxes	222	971
Inventories	54,544	68,345
Unbilled services	6,214	8,173
Deferred income taxes	914	953
Prepaid expenses and other	28,132	10,413
Assets related to discontinued operations	437	9,395

Total current assets	229,473	222,892

Property, plant and equipment, net	61,073	76,169
Goodwill	33,878	33,878
Deferred income taxes	3,975	2,733
Other assets	5,817	4,210
Non-current assets related to discontinued operations	16	4,112

Total assets	$334,232	$343,994

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$4,110	$312
Revolving credit facilities and current maturities of long-term debt	75,983	79,068
Current maturities of capital lease obligations	482	453
Accounts payable	82,325	84,375
Income taxes payable	1,497	1,491
Accrued expenses and other	41,215	26,001
Liabilities related to discontinued operations	1,637	5,695

Total current liabilities	207,249	197,395

Long-term debt, less current maturities	11,967	6,560
Capital lease obligations, less current maturities	11,640	11,973
Other liabilities and deferred credits	8,635	2,895

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,289 shares at March 31, 2006 and 45,178 shares at March 31, 2005	453	452
Additional paid-in capital	255,165	255,067
Accumulated other comprehensive income	1,225	3,601
Accumulated deficit	(162,102)	(133,949)

Total shareholders’ equity	94,741	125,171

Total liabilities and shareholders’ equity	$334,232	$343,994

Pemstar Inc.

Reconciliation of Non-GAAP financial disclosures

(In thousands)

Adjusted EBITDA

	Three month ended
	March 31, 2006	December 31, 2005	September 30, 2005
Net income (loss)	$1,913	$1,012	$(13,459)
Interest	2,370	2,769	2,771
Tax benefit	(435)	(6)	168
Depreciation	3,844	3,793	4,120
Amortization	11	11	11
Restructuring charges (reversals)	(124)	153	8,586

Earnings before interest, taxes, depreciation and amortization (EBITDA) without restructuring charges	$7,579	$7,732	$2,197

Adjusted Gross Margin Excluding Turnkey Business

	Net Sales	Cost of Goods Sold	Gross Margin	Gross Margin %
Gross margin	$196,216	$181,976	$14,240	7.3%
Cost of materials bought and resold in turnkey China business	(55,534)	(55,534)	—	—

Adjusted gross margin	$140,682	$126,442	$14,240	10.1%

Adjusted Sales Percentages

	Industrial	Computing and Data Storage	Communications	Medical
Amounts
Net Sales	$75,102	$45,063	$73,688	$2,363
Cost of materials bought and resold in turnkey China business			(55,534)

Adjusted net sales	$75,102	$45,063	$18,154	$2,363

Percentages
Net Sales	38.3%	23.0%	37.5%	1.2%
Adjusted net sales	53.4%	32.0%	12.9%	1.7%